Exhibit (h)(a)(16)
SCHEDULE C
TRANSFER AGENCY AGREEMENT

Small-Cap Growth Portfolio	Health Sciences Portfolio
International Value Portfolio	Mid-Cap Equity Portfolio
(formerly called Mid-Cap Value Portfolio)
Long/Short Large-Cap Portfolio	Large-Cap Growth Portfolio
International Small-Cap Portfolio	International Large-Cap Portfolio
Equity Index Portfolio	Small-Cap Value Portfolio
Small-Cap Index Portfolio	Multi-Strategy Portfolio
Diversified Research Portfolio	Main Street Core Portfolio
Equity Portfolio	Emerging Markets Portfolio
American Funds Growth Portfolio	Money Market Portfolio
American Funds Growth-Income Portfolio	High Yield Bond Portfolio
Large-Cap Value Portfolio	Managed Bond Portfolio
Technology Portfolio	Inflation Managed Portfolio
Short Duration Bond Portfolio	Comstock Portfolio
Floating Rate Loan Portfolio	Mid-Cap Growth Portfolio
Diversified Bond Portfolio	Real Estate Portfolio
Growth LT Portfolio	Small-Cap Equity Portfolio
Focused 30 Portfolio
Effective May 1, 2008, agreed to and accepted by:

PACIFIC SELECT FUND

BY:	/s/ Howard T. Hirakawa

Name:	Howard T. Hirakawa
Title:	Vice President

PACIFIC LIFE INSURANCE COMPANY

By:	/s/ Mary Ann Brown	BY:	/s/ Audrey L. Milfs

Name:	Mary Ann Brown	Name:	Audrey L. Milfs
Title:	Senior Vice President	Title:	Director, Vice President & Secretary